Exhibit 5.1

January 2, 2024

Board of Directors

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Tellurian Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated January 2, 2024 (the “Prospectus Supplement”), which supplements the registration statement on Form S-3ASR (Registration No. 333-269069) (the “Registration Statement”) filed by the Company on December 30, 2022 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated December 30, 2022 included therein (together with the Prospectus Supplement, the “Prospectus”), relating to the resale by the selling stockholder named in the Prospectus Supplement (the “Selling Stockholder”) of up to 47,865,061 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issued pursuant to that certain letter agreement dated December 28, 2023 (the “Letter Agreement”) by and between the Company and the Selling Stockholder. At the closing of the transactions contemplated by the Letter Agreement, (i) $37,900,000 of the principal amount of the $250,000,000 aggregate principal amount of 10.00% senior secured notes due 2025 (the “Senior Notes”) previously issued to the Selling Stockholder was extinguished, (ii) certain terms of the indentures governing the $83,334,000 aggregate principal amount of 6.00% senior secured convertible notes due 2025 (the “Convertible Notes,” and together with the Senior Notes, the “Notes”) previously issued to the Selling Stockholder and the Senior Notes were amended, and (iii) the Company was deemed to have satisfied its obligations to make the cash interest payments due in respect of the Notes on January 1, 2024.

We have examined originals or certified copies of the Letter Agreement, the amendments to the supplemental indentures governing the Notes, the Notes, the Registration Statement and the Prospectus, and such corporate records of the Company, including certain resolutions of the board of directors of the Company, and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the SEC as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Tellurian Inc.

January 2, 2024

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered to the Selling Stockholder in accordance with the terms of the Letter Agreement, will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware General Corporation Law) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

B.            This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours, /s/ Davis Graham & Stubbs LLP Davis Graham & Stubbs LLP